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EXHIBIT 23.1

Certified Public Accountants	Rothstein, Kass & Company, P.C. 4 Becker Farm Road Roseland, NJ 07066 tel 973.994.6666 fax 973.994.0337 www.rkco.com	Beverly Hills Dallas Denver Grand Canyon New York Roseland San Fransisco Walnut Creek

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement of Tasker Products Corp.(formerly known as "Tasker Capital Corp.") on Amendment No.3 to Form S-1 of our report, dated March 9, 2006, except for Note 1A, as to which the date is May 31, 2006, relating to the consolidated balance sheets of Tasker Products Corp. and Subsidiaries (a development stage company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended. We also consent to the use in this Registration Statement of our report dated September 9, 2005, relating to the combined financial statements of pHarlo Citrus Technologies, Inc., Coast to Coast Laboratories, LLC, pHarlo USA, Inc. and pHarlo Brevard, Inc. (collectively, "the pHarlo Group) as of December 31, 2004 and 2003, and for each of the years then ended. We also consent to the reference to us under the heading "Selected Financial Data" and "Experts" in such Registration Statement.

Roseland, New Jersey
October 13, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM